Exhibit (c)(5)

Project Motion Discussion Materials Strictly Private and Confidential November 14, 2012

Executive Summary RBC was originally engaged on February 29th, 2012 to explore a potential transaction Commencing on April 10th, RBC conducted a fulsome process and contacted 21 parties 17 parties showed potential interest 10 parties executed an NDA 9 parties held management meetings and subsequent follow-ups In May / June, RBC sent bid instruction letters to 4 parties, however, no parties bid at that time [***], [***], [***], [***] RBC remained in dialogue with 3 additional parties: [***], [***], and [***] [***] held multiple due diligence meetings, including a visit to China, and remains interested in a potential transaction [***] and [***] were instructed the process was to be put on-hold, however, remained interested in exploring a potential transaction On November 10th, 2012 the company received an unsolicited bid for $4.00 / share from IDG-Accel A number of the parties who originally passed will likely want an update: [***], [***], [***], [***], [***], [***] RBC would like to discuss and review with the Board a summary of the prior process, selected feedback and potential next steps in response to the unsolicited bid from IDG-Accel [***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Exchange Act and has been filed separately with the SEC.

Contacted Evaluated Held Management Meetings Currently Evaluating / Remain Interested Process Results 2 4 9 15 21 Indication Provided PASSED: PASSED: PASSED: Timing April 2012 April – May 2012 May – July 2012 July – August 2012 August – November 2012 [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Exchange Act and has been filed separately with the SEC. Excluded as a result of putting the process on-hold Historical Process Summary RBC has conducted a fulsome outreach that included 21 potential buyers 17 potential buyers, or more than 80% of those contacted, expressed interest 9 potential buyers held management meetings 4 potential buyers continue to evaluate and remain interested – 2 have provided written / verbal indications [***] [***] IDG-Accel IDG-Accel

Motion Decision Tree – How to Respond to IDG-Accel Offer

Potential Responses to IDG-Accel Offer

	Reject Offer	Fairness / Inadequacy Opinion -> Reject	Accept / Negotiate / No Go Shop	Accept / Negotiate / Go Shop	Negotiate Offer & Restart Whole Process
Description	*Reject the $4.00 / share offer outright*	*RBC to provide a Fairness / Inadequacy Opinion*	*Negotiate affirmatively, to an acceptable range and enter exclusivity*	*Negotiate affirmatively, to an acceptable range and do a market check with selected players*	*Not give any affirmation; immediately re-start sell-side process and reach out to original broad base of buyers*
RBC Fee	*No Fee*	*Opinion Fee*	*Full Engagement Fee*	*Full Engagement Fee*	*Full Engagement Fee*
Risks to S/Holders	• Hard to justify not even considering a 127%[1] premium bid • May be room to negotiate for better offer	• In event of fairness – will need to consider taking the offer; less room to negotiate • In event of inadequacy – creating an official floor for acceptable valuation (less flexibility later)	• Potential buyers left on the table ([***], [***], [***]) • Lack of competitive tension can lead to 11th hour price revision • $4.00 can be best and final offer	• Targeted market check may not be comprehensive enough • May scare IDG-Accel off • More time-consuming: more management meetings	• May scare IDG-Accel off • Encourages parties to kick the tires again – great time suck for management • Increases chance of leaks; poor signal to the market
Pro's	• Faster and cheaper option • Helps focus on execution	• Safer choice • Relatively inexpensive for company • No need to re-start the process	• Faster and more straightforward choice to get a deal done; company can focus on execution • Minimize leaks	• Ensures competitive tension and a potential bidding war • Leaks still minimized	• Ensures competitive tension and a potential bidding war • Allows the previously-declined parties to re-evaluate

(1) Represents a premium over 11/12/12 close price of $1.76.

[***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Exchange Act and has been filed separately with the SEC.

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RBC Capital Markets®

Interested Parties Overview (1) Financials as of 11/12/12 at a share price of $[***]. [***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Exchange Act and has been filed separately with the SEC.

Engagement Fee Details Mandate: Exclusive financial advisor to MEMSIC on same terms to prior engagement Retainer Fee None Fairness / Inadequacy Opinion Fee $400,000 Payable upon the delivery of such opinion, without regard to whether such opinion is accepted or a transaction is consummated To be credited against a Transaction Fee Transaction Fee $1.85 million minimum fee Plus 1.75% of transaction value in excess of $120 million Plus 3.50% of transaction value in excess of $150 million Termination Fee: 25% of any break-up fee received

Appendix

IDG Capital Partners

Overview

IDG Capital Partners is a China-focused investment firm backed by International Data Group (IDG) and Accel Partners. They primarily focus on companies in consumer products, franchise services, internet and wireless application, new media, education, healthcare, new energy, and advanced manufacturing sectors. They have offices located in Hong Kong, Beijing, Shanghai, Guangzhou, and Shenzhen.

Typical Investment Size

- $1 to $100 million
- Large investor in MEMSIC

Assets Under Management

- $2.5 billion
- IDG-Accel China Growth Funds raised $1.3 billion in 2011

Other Relevant Investments

Amlogic Inc.
A leading fabless system-on-chip (SoC) company that provides open platform solutions for HD multimedia, 3D gaming and internet connected consumer applications

RDA Microelectronics
(NASDAQ: RDA)
Engaged in design, development, manufacture and distribution of RF IC including 3G (TD-SCDMA), 2G/2.5G (GSM/GPRS), SCDMA, PHS

Baud Data Communications
A leading routers manufacturer in China, providing gateway and routing equipment to large corporate users

Sun & Sea
(Listed on SME board of Shenzhen Stock Exchange, with the security code 002313)
A high-tech company producing physical connection equipment for communication networks

Shenzhen Guanri Telecom
Provides R&D, production and sales of telecom system and products

Verisilicon
A leading semiconductor ASIC design foundry. Its services range from SoC design and verification platform, IP, front-end and back-end design services, software design services and turn-key services (including manufacturing, packaging, testing, and delivery) for China based foundries

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RBC Capital Markets®